Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus ETF Trust II of our report dated September 20, 2018, relating to the financial statements and financial highlights, which appears in Virtus Newfleet Dynamic Credit ETF’s Annual Report on Form N-CSR for the year ended July 31, 2018.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 27, 2018